Exhibit 5.3

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 25, 2003

Xerox Corporation

800 Long Ridge Road

Stamford, CT 06904

Re:	Xerox Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Xerox Corporation, a New York corporation (the “Company”), in connection with the public offering and sale by the Company of $700 million aggregate principal amount of 7 1/8% Senior Notes due 2010 (the “Seven Year Notes”) and $550 million aggregate principal amount of 7 5/8% Senior Notes due 2013 (the “Ten Year Notes” and, together with the Seven Year Notes, the “Notes”) to be issued under the Supplemental Indenture, dated as of June 25, 2003 (the “Supplemental Indenture”), among the Company, the Guarantors (as defined below) and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”) to an indenture, dated as of June 25, 2003 (together with the Supplemental Indenture, the “Indenture”), between the Company and the Trustee. The Indenture provides that the Notes are to be guaranteed (the “Guarantees”, and together with the Notes, the “Securities”) by Xerox International Joint Marketing, Inc., a Delaware corporation (“XIJM”), and Intelligent Electronics, Inc., a Pennsylvania corporation (“Intelligent Electronics”), each of which is a wholly-owned subsidiary of the Company (each a “Guarantor” and, together, the “Guarantors”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Xerox Corporation

June 25, 2003

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the registration statement on Form S-3 (File Nos. 333-101164 and 333-101164-01, -03 and -05 through -13) of the Company and the Guarantors relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), and Pre-Effective Amendments No. 1, No. 2 and No. 3 thereto (such registration statement, as so amended and declared effective by the Commission on June 10, 2003, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated June 10, 2003, relating to the offering of securities of the Company, which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated June 19, 2003, relating to the offering of the Securities;

(d) an executed copy of the Underwriting Agreement, dated June 19, 2003 (the “Underwriting Agreement”), among the Company and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Danske Markets Inc., BNP Paribas Securities Corp., Credit Suisse First Boston LLC, Fleet Securities, Inc. and PNC Capital Markets, Inc., as Representatives of the several Underwriters;

(e) the Securities;

(f) an executed copy of the Indenture;

(g) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1, of the Trustee;

Xerox Corporation

June 25, 2003

(h) the Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New York on June 25, 2003;

(i) the By-Laws of the Company, as certified by the Vice President and Secretary of the Company as being in full force and effect on the date hereof;

(j) resolutions of the Board of Directors of the Company, adopted on October 14, 2002, December 10, 2002 and May 15, 2003, relating to, among other things, the issuance and sale of the Notes;

(k) certificate of the Senior Vice President and Chief Financial Officer of the Company, dated as of June 19, 2003, establishing the terms and conditions of the Securities;

(l) the Certificate of Incorporation of XIJM, as certified by the Secretary of State of the State of Delaware on June 25, 2003 (the “XIJM Certificate of Incorporation”);

(m) the By-Laws of XIJM, as certified by James A. Firestone, President and Chief Executive Officer of XIJM, as being in full force and effect on the date hereof (the “XIJM By-Laws”); and

(n) resolutions of the Board of Directors of XIJM, adopted on June 19, 2003, relating to, among other things, the issuance of the Guarantee by XIJM.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents,

Xerox Corporation

June 25, 2003

and for the purposes of this opinion, we have assumed that the parties thereto, other than the Company and XIJM, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and (except to the extent set forth in paragraph 2 below) the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials and others. We have also assumed that Intelligent Electronics has been duly organized and is validly existing under the laws of the Commonwealth of Pennsylvania, and has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Transaction Documents (as defined below).

The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

(a) we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to each of the the Underwriting Agreement, the Indenture and the Securities (other than with respect to the Company and the Guarantors to the extent set forth herein) with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any such other party;

(b) we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Securities;

(c) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(d) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on each of the Underwriting Agreement, the Indenture or the Guarantees or any transactions contemplated thereby; and

Xerox Corporation

June 25, 2003

(e) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Documents, it is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability (i) may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and (ii) does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York Uniform Commercial Code.

We do not express any opinion as to the laws of any jurisdiction other than the State of New York and we do not express any opinion as to the effect of any other laws on the opinions stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that:

1. the Notes have been duly authorized and executed by the Company, and the Notes duly constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and are enforceable against the Company in accordance with their terms; and

2. the Guarantee has been duly authorized by XIJM, and assuming that the Guarantees have been duly authorized, executed and delivered by Intelligent Electronics under the laws of the Commonwealth of Pennsylvania, the Guarantees constitute the valid and binding obligation of the applicable Guarantor, and are enforceable against such Guarantor in accordance with their terms.

Xerox Corporation

June 25, 2003

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP